Exhibit 99.1

Behringer Harvard’s Mark Alfieri Named “Executive of The Year”

by Multifamily Executive Magazine

Behringer Harvard Property Also Received the
Merit Award in “High-Rise Project of the Year” Category

DALLAS, October 6, 2011 — Behringer Harvard is pleased to congratulate Mr. Mark T. Alfieri, Executive Vice President and Chief Operating Officer of the firm’s multifamily platform, as the recipient of Multifamily Executive magazine’s 2011 “Executive of the Year.” The award was presented at the Multifamily Executive Conference awards luncheon on October 4 at the Aria Hotel in Las Vegas. As the recipient of this award, Mr. Alfieri also is featured on the cover of the October 2011 issue of Multifamily Executive magazine.

Ms. Shabnam Mogharabi, Editor-in-Chief, Multifamily Executive, said, “Mark represents all that we have come to expect from the winners of the MFE Executive of the Year award. First and foremost, he is an incredible leader. What’s more, Mark is incredibly well-respected by his peers, and shows a tenacity and determination that permeates every aspect of his work. His track record speaks for itself—the growth and evolution of Behringer Harvard in the past three years is unequaled.”

Mr. Alfieri has 23 years of experience in the multifamily real estate industry. After joining Behringer Harvard in May 2006, he has overseen more than $2.1 billion in multifamily investments, building an extensive portfolio of more than 40 assets during one of the most challenging economic environments in decades.

At the same Multifamily Executive Conference, the Merit Award in the high-rise “Project of the Year” category was awarded to The Cameron, a 325-unit luxury multifamily community at 8710 Cameron Street in Silver Spring, Maryland. The Cameron celebrated its grand opening in January 2010 and is owned through a joint venture comprising Behringer Harvard Multifamily REIT I, Inc., PGGM Private Real Estate Fund, Brookfield Real Estate Opportunity Fund and Fairfield Residential Company LLC.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update

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any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	Jodi Phillip
Behringer Harvard	Richards Partners for Behringer Harvard
bmarler@behringerharvard.com	jodi_phillip@richards.com
469.341.2312	214.891.5883

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